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                         [BELL ATLANTIC LETTERHEAD]




                                        September 5, 1995


Bell Atlantic Corporation
1717 Arch Street
Philadelphia, Pennsylvania  19103

Ladies and Gentlemen:

         Reference is made to a registration statement on Form S-4 (the "Registration Statement") which Bell Atlantic Corporation (the "Company") is filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to up to 150,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"). The Shares will be exchanged for shares of Howard W. Sams & Company ("Sams") in accordance with an Agreement and Plan of Merger (the ("Agreement") dated as of August 30, 1995, among Sams, Richard R. Hauser, Damon C. Davis, and Bell Atlantic Ventures XXIX, Inc.

         I have reviewed the Company's certificate of incorporation and by-laws, resolutions of its Board of Directors and such other documents and corporate records as I have deemed appropriate for the purpose of giving this opinion.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Shares have been duly authorized and, upon sale in accordance with the Agreement, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading Legal Opinions in the Prospectus contained in the Registration Statement.

                                                            Very truly yours,

                                                            /P. Alan Bulliner/

                                                            P. Alan Bulliner